Exhibit (j)(1)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Pre-Effective Amendment to the Registration Statement on Form N-1A (the “Pre-Effective Amendment”) of our report dated November 21, 2006, relating to the financial statement of Highland Equity Opportunities Fund, the sole investment portfolio of Highland Funds I, which appears in such Registration Statement. We also consent to the references to us under the heading “Independent Registered Public Accounting Firm” in the Pre-Effective Amendment.
PricewaterhouseCoopers
Dallas, Texas
November 22, 2006